INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement on Form SB-2 of our report dated February 2, 2005 with respect to financial statements of Petrol Oil and Gas, Inc. for the acquisition of oil and gas properties from Savage Resources, LLC and Savage Pipeline, LLC, filed with the Securities and Exchange Commission.

/s/ Weaver & Martin, LLC

Weaver & Martin LLC

Kansas City, Missouri

August 18, 2005